Exhibit 99.1

RISK FACTORS

Investment in any securities offered pursuant to this prospectus supplement and accompanying prospectus involves risks. You should carefully consider the risk factors set out below and any Current Reports on Form 8-K we file after the date of this prospectus supplement, and all other information contained or incorporated by reference into this prospectus supplement and accompanying prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Businesses

We have experienced significant historical, and may experience significant future, operating losses and net losses, which may hinder our ability to meet working capital requirements or service our indebtedness, and we cannot assure you that we will generate sufficient cash flow from operations to meet such requirements or service our indebtedness.

We cannot assure you that we will recognize net income in future periods. If we cannot generate net income or sufficient operating profitability, we may not be able to meet our working capital requirements or service our indebtedness. Our ability to generate sufficient cash for our operations will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. We recognized a net loss attributable to HC2 of $16.3 million in the six months ended June 30, 2015, a net loss of $12.1 million in 2014, net income of $111.6 million in 2013 (after taking into account $148.8 million of gain from the sale of discontinued operations, net of tax) and net income of $27.9 million in 2012 (after taking into account $94.3 million of gain from the sale of discontinued operations, net of tax), and have incurred net losses in prior periods.

We cannot assure you that our business will generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell assets and/or seek additional capital or financings. Our ability to obtain financings will depend on the condition of the capital markets and our financial condition at such time. Any financings could be at high interest rates and may require us to comply with covenants, which could further restrict our business operations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such disposition may not be adequate to meet our obligations. We recognized cash flows from operating activities of $(47.9) million in the six months ended June 30, 2015, $32.8 million in 2014, $(20.3) million in 2013 and $23.6 million in 2012.

We are dependent on certain key personnel, the loss of which may adversely affect our financial condition or results of operations.

HC2 and its operating subsidiaries depend, and will continue to depend in the foreseeable future, on the services of HC2’s and our operating subsidiary teams, in particular, our Chief Executive Officer, Philip Falcone, and other key personnel, which may consist of a relatively small number of individuals that possess sales, marketing, engineering, financial, technical and other skills that are critical to the operation of our businesses. The executive management teams that lead our subsidiaries are also highly experienced and possess extensive skills in their relevant industries. The ability to retain officers and key senior employees is important to our success and future growth. Competition for these professionals can be intense, and we may not be able to retain and motivate our existing management and key personnel, and continue to compensate such individuals competitively. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on the financial condition or results of operations of our businesses, and could hinder the ability of such businesses to effectively compete in the various industries in which we operate.

Because we face significant competition for acquisition and business opportunities, including from numerous companies with a business plan similar to ours, it may be difficult for us to fully execute our business strategy. Additionally, our subsidiaries also operate in highly competitive industries, limiting their ability to gain or maintain their positions in their respective industries.

We expect to encounter intense competition for acquisition and business opportunities from both strategic investors and other entities having a business objective similar to ours, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may intend to acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We may need to obtain additional financing in order to consummate future acquisitions and investment opportunities and cannot assure you that any additional financing will be available to us on acceptable terms, or at all. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Furthermore, our subsidiaries also face competition from both traditional and new market entrants that may adversely affect them as well, as discussed below in the risk factors related to Schuff, GMSL and our ICS operations.

Future acquisitions or business opportunities could involve unknown risks that could harm our business and adversely affect our financial condition and results of operations.

We are a diversified holding company that owns interests in a number of different businesses. We have in the past, and may in the future, acquire businesses or make investments, directly or indirectly through our subsidiaries, that involve unknown risks, some of which will be particular to the industry in which the investment or acquisition targets operate, including risks in industries with which we are not familiar or experienced. Although we intend to conduct appropriate business, financial and legal due diligence in connection with the evaluation of future investment or acquisition opportunities, there can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us. We may be unable to adequately address the financial, legal and operational risks raised by such investments or acquisitions, especially if we are unfamiliar with the relevant industry. The realization of any unknown risks could expose us to unanticipated costs and liabilities and prevent or limit us from realizing the projected benefits of the investments or acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt may be adversely impacted depending on the specific risks applicable to any business we invest in or acquire and our ability to address those risks.

We will increase our size in the future, and may experience difficulties in managing growth.

We have adopted a business strategy that contemplates that we will expand our operations, including in connection with or in anticipation of the Insurance Companies Acquisitions, any future acquisitions or other business opportunities, and as a result we are required to increase our level of corporate functions, which may include hiring additional personnel to perform such functions and enhancing our information technology systems. Any future growth may increase our corporate operating costs and expenses and impose significant added responsibilities on members of our management, including the need to identify, recruit, maintain and integrate additional employees and implement enhanced informational technology systems. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We may not be able to fully utilize our net operating loss and other tax carryforwards.

Our ability to utilize our net operating loss (“NOL”) and other tax carryforward amounts to reduce taxable income in future years may be limited for various reasons, including if future taxable income is insufficient to recognize the full benefit of such NOL carryforward amounts prior to their expiration. Additionally, our ability to fully utilize these U.S. tax assets can also be adversely affected by “ownership changes” within the meaning of

Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change is generally defined as a greater than 50% increase in equity ownership by “5% shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any three year period.

In 2014, substantial acquisitions of our common stock were reported by new beneficial owners on Schedule 13D filings made with the SEC and we issued shares of our Preferred Stock, which are convertible into a substantial number of shares of our common stock. During the second quarter of 2014, we completed a Section 382 review. The conclusions of this review indicated that an ownership change had occurred as of May 29, 2014. Our annual Section 382 base limit following the ownership change is estimated to be $2.2 million per year. As of December 31, 2014, we had a U.S. NOL carryforward in the amount of $61.1 million.

We currently expect the sale of our common stock in this offering to trigger another ownership change, imposing an additional limitation on the use of our NOL carryforward amounts. While this ownership change may impact the timing of our ability to use these losses, we currently do not expect this additional limitation to further reduce the total amount of NOL carryforward amounts. However, there can be no assurance because our annual Section 382 base limit will ultimately depend on the value of our equity as determined for these purposes immediately prior to the ownership change.

We may not be able to attract additional skilled personnel.

We may not be able to attract new personnel, including management and technical and sales personnel, necessary for future growth or to replace lost personnel. In particular, the activities of some of our operating subsidiaries, such as GMSL and the Insurance Companies we are acquiring, require personnel with highly specialized skills. Competition for the best personnel in our businesses can be intense. Our financial condition and results of operations could be materially adversely affected if we are unable to attract qualified personnel.

Our officers, directors, stockholders and their respective affiliates may have a pecuniary interest in certain transactions in which we are involved, and may also compete with us.

While we have adopted a code of ethics applicable to our officers and directors reasonably designed to promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, we have neither adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any transaction to which we are a party or in which we have an interest nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. We have in the past engaged in transactions in which such persons have an interest and, subject to the terms of any applicable covenants in financing arrangements or other agreements we may enter into from time to time, may in the future enter into additional transactions in which such persons have an interest. In addition, such parties may have an interest in certain transactions such as strategic partnerships or joint ventures in which we are involved, and may also compete with us.

In the course of their other business activities, certain of our current and future directors and officers may become aware of business and acquisition opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Such directors and officers may therefore not present otherwise attractive business or acquisition opportunities to us.

Certain of our current and future directors and officers may become aware of business and acquisition opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to those directors’ and officers’ affiliations with other entities, they may have obligations to present potential business and acquisition opportunities to those entities, which could cause conflicts of interest. Moreover, in accordance with Delaware law, our certificate of incorporation contains a provision that renounces our expectation to certain corporate opportunities that are presented to our current and future directors that serve in capacities with other entities. Accordingly, our directors and officers may not present otherwise attractive business or acquisition opportunities to us.

We may suffer adverse consequences if we are deemed an investment company and we may incur significant costs to avoid investment company status.

We have not held, and do not hold, ourselves out as an investment company and do not believe we are an investment company under the Investment Company Act of 1940. If the SEC or a court were to disagree with us, we could be required to register as an investment company. This would subject us to disclosure and accounting rules geared toward investment, rather than operating, companies; limiting our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates; and requiring us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company.

We are subject to litigation in respect of which we are unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our financial condition and results of operations.

We are currently, and may become in the future, party to legal proceedings that are considered to be either ordinary or routine litigation incidental to our current or prior businesses or not material to our financial position or results of operations. We also are currently, or may become in the future, party to legal proceedings with the potential to be material to our financial position or results of operations. There can be no assurance that we will prevail in any litigation in which we may become involved, or that our insurance coverage will be adequate to cover any potential losses. To the extent that we sustain losses from any pending litigation which are not reserved or otherwise provided for or insured against, our business, results of operations, cash flows and/or financial condition could be materially adversely affected. See Item 3, “Legal Proceedings” and Item 10, “Commitments and Contingencies” in our 10-K filed March 16, 2015, which are incorporated by reference in this prospectus supplement and accompany prospectus, and “Prospectus Supplement Summary—Recent developments—Legal matters—Legal matters, commitments and contingencies.”

Further deterioration of global economic conditions could adversely affect our business.

The global economy and capital and credit markets have experienced exceptional turmoil and upheaval over the past several years. Many major economies worldwide entered significant economic recessions beginning in 2007 and continue to experience economic weakness, with the potential for another economic downturn to occur. Ongoing concerns about the systemic impact of potential long-term and widespread recession and potentially prolonged economic recovery, volatile energy costs, geopolitical issues, the availability, cost and terms of credit, consumer and business confidence and demand, and substantially increased unemployment rates have all contributed to increased market volatility and diminished expectations for many established and emerging economies, including those in which we operate. These general economic conditions could have a material adverse effect on our cash flow from operations, results of operations and overall financial condition.

The availability, cost and terms of credit also have been and may continue to be adversely affected by illiquid markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers over the past several years, and a corresponding slowdown in global infrastructure spending. Continued uncertainty in the U.S. and international markets and economies and prolonged stagnation in business and consumer spending may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers, including our ability to access capital markets and obtain capital lease financing to meet liquidity needs.

Fluctuations in the exchange rate of the U.S. dollar and in foreign currencies may adversely impact our results of operations and financial condition.

We conduct various operations outside the United States, primarily in the United Kingdom. As a result, we face exposure to movements in currency exchange rates. These exposures include but are not limited to:

•	re-measurement gains and losses from changes in the value of foreign denominated assets and liabilities;
•	translation gains and losses on foreign subsidiary financial results that are translated into U.S. dollars, our functional currency, upon consolidation; and
•	planning risk related to changes in exchange rates between the time we prepare our annual and quarterly forecasts and when actual results occur.

Depending on the size of the exposures and the relative movements of exchange rates, if we choose to hedge or fail to hedge effectively our exposure, we could experience a material adverse effect on results of operations and financial condition. As we have seen in some recent periods, in the event of volatility in exchange rates, these exposures can increase, and the impact on our results of operations and financial condition can be more pronounced. In addition, the current environment and the increasingly global nature of our business have made hedging these exposures more complex and costly.

We are subject to risks associated with our international operations.

We operate in international markets, and may in the future consummate additional investments in or acquisitions of foreign businesses. Our international operations are subject to a number of risks, including:

•	political conditions and events, including embargo;
•	restrictive actions by U.S. and foreign governments;
•	the imposition of withholding or other taxes on foreign income, tariffs or restrictions on foreign trade and investment;
•	adverse tax consequences;
•	limitations on repatriation of earnings;
•	currency exchange controls and import/export quotas;
•	nationalization, expropriation, asset seizure, blockades and blacklisting;
•	limitations in the availability, amount or terms of insurance coverage;
•	loss of contract rights and inability to adequately enforce contracts;
•	political instability, war and civil disturbances or other risks that may limit or disrupt markets, such as terrorist attacks, piracy and kidnapping;
•	outbreaks of pandemic diseases or fear of such outbreaks;
•	fluctuations in currency exchange rates, hard currency shortages and controls on currency exchange that affect demand for our services and our profitability;
•	potential noncompliance with a wide variety of anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and similar non-U.S. laws and regulations, including the U.K. Bribery Act 2010 (the “Bribery Act”);
•	labor strikes;
•	changes in general economic and political conditions;
•	adverse changes in foreign laws or regulatory requirements; and
•	different liability standards and legal systems that may be less developed and less predictable than those in the United States.

If we are unable to adequately address these risks, we could lose our ability to operate in certain international markets and our business, financial condition or results of operations could be materially adversely affected.

The U.S. Departments of Justice, Commerce, Treasury and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of export controls, the FCPA, and other federal statutes, sanctions and regulations, including those established by the Office of Foreign Assets Control (“OFAC”) and, increasingly, similar or more restrictive foreign laws, rules and regulations. By virtue of these laws and regulations, and under laws and regulations in other jurisdictions, including the European Union and the United Kingdom, we may be obliged to limit our business activities, we may incur costs for compliance programs and we may be subject to enforcement actions or penalties for noncompliance.

In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and we expect the relevant agencies to continue to increase these activities. A violation of these laws, sanctions or regulations could materially adversely affect our business, financial condition or results of operations.

The Company has compliance policies in place for its employees with respect to FCPA, OFAC and similar laws. Our subsidiaries also have relevant compliance policies in place for their employees, which are tailored to their operations. However, there can be no assurance that our employees, consultants or agents, or those of our subsidiaries or investees, will not engage in conduct for which we may be held responsible. Violations of the FCPA, the Bribery Act, the rules and regulations established by OFAC and other laws, sanctions or regulations may result in severe criminal or civil penalties, and we may be subject to other liabilities, which could materially adversely affect our business, financial condition or results of operations.

We have identified a material weakness in our internal control over financial reporting related to the preparation and review of our income tax provisions and related accounts, which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. As disclosed in Item 9A, “Management’s Report on Internal Control Over Financial Reporting,” in our 10-K filed March 16, 2015 incorporated by reference in this prospectus supplement and accompanying prospectus, management identified a material weakness in our internal control over financial reporting related to the accounting for income taxes, including the income tax provision and related tax assets and liabilities which resulted in a net non-cash adjustment of approximately $4 million to our internal tax provision calculation. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2014. The assessment was based on criteria established in Internal Control — Integrated Framework 1992 issued by the Committee of Sponsoring Organizations of the Treadway Commission. We have discussed the identified control deficiency in our financial reporting and the remediation of such deficiency with the audit committee of our board of directors and will continue to do so as necessary. We have implemented a remediation plan, which began in the first quarter of 2015, to address this material weakness. The remediation plan includes utilizing a third party firm to develop and implement processes and procedures surrounding our tax function to ensure accuracy in our financial reporting related to our accounting for income taxes. If the new controls we implemented to address the material weakness and to strengthen our overall internal control over accounting for income taxes are not designed or do not operate effectively, it may result in untimely or inaccurate reporting of our financial condition or results of operations. Although we continually review and evaluate internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting. Any such additional weakness or failure to maintain the controls implemented to remediate the previously identified material weakness could adversely affect our ability to comply with applicable financial reporting requirements and the requirements of our financing arrangements, which could adversely affect our financial condition. The material weakness does not have any impact on previously issued financial statements and management believes the current balance sheet, statement of operations and statement of cash flows are accurate.

We may be required to expend substantial sums in order to bring Schuff and GMSL, as well as other companies we have acquired or may acquire in the future, into compliance with the various reporting requirements applicable to public companies and/or to prepare required financial statements, and such efforts may harm our operating results or be unsuccessful altogether.

Prior to our acquisitions of Schuff and GMSL, such companies were not subject to many of the requirements applicable to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, (the “Sarbanes-Oxley Act”), which requires that Schuff and GMSL evaluate and report on their system of internal controls. We will need to evaluate and integrate the system of internal controls for Schuff and GMSL. We did not conduct a formal evaluation of Schuff and GMSL’s internal controls over financial reporting prior to our acquisition of those companies. Moreover, as disclosed under Item 9A, “Management’s Report on Internal Control Over Financial Reporting,” as included in our 10-K filed March 16, 2015 incorporated by reference in this prospectus supplement and accompanying prospectus, in accordance with SEC rules, we have excluded from management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2014 the internal controls over financial reporting of businesses that we acquired in 2014, including Schuff and GMSL. If we discover any material weaknesses in internal control over financial reporting in companies we acquire, including Schuff and GMSL, as we continue to assess such controls we may be required to hire additional staff and incur substantial legal and accounting costs to address such inadequacies. Moreover, we cannot be certain that our remedial measures will be effective. Any failure to implement required or improved controls, or difficulties encountered in their implementation, could harm our operating results or increase its risk of material weaknesses in internal controls, in addition to the risks described under “We have identified a material weakness in our internal control over financial reporting related to the preparation and review of our income tax provisions and related accounts, which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner.”

We face certain risks associated with the acquisition or disposition of businesses and lack of control over investments in associates.

In pursuing our corporate strategy, we may acquire or dispose of or exit businesses or reorganize existing investments. The success of this strategy is dependent upon our ability to identify appropriate opportunities, negotiate transactions on favorable terms and ultimately complete such transactions.

We may face delays in completing acquisitions, including in acquiring full ownership of our operating companies. For example, while we intend to complete the short form merger of Schuff, the timing of such merger is uncertain and we cannot assure you that we will complete such merger in the near term or at all.

Once we complete acquisitions or reorganizations there can be no assurance that we will realize the anticipated benefits of any transaction, including revenue growth, operational efficiencies or expected synergies. For example, if we fail to recognize some or all of the strategic benefits and synergies expected from a transaction, goodwill and intangible assets may be impaired in future periods. The negotiations associated with the acquisition and disposition of businesses could also disrupt our ongoing business, distract management and employees or increase our expenses.

In addition, we may not be able to integrate acquisitions successfully, including Schuff and GMSL, and we could incur or assume unknown or unanticipated liabilities or contingencies, which may impact our results of operations. If we dispose of or otherwise exit certain businesses, there can be no assurance that we will not incur certain disposition related charges, or that we will be able to reduce overhead related to the divested assets.

In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;
•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities; and
•	the effect of and potential expenses under the labor, environmental and other laws and regulations of various jurisdictions to which the business acquired is subject.

We also own an interest in a number of entities, such as Novatel, over which we do not exercise or have only limited management control and we are therefore unable to direct or manage the business to realize the anticipated benefits that we can achieve through full integration.

We have incurred substantial costs in connection with our prior acquisitions and expect to incur substantial costs in connection with any other transaction we complete in the future (including the Insurance Companies Acquisitions), which may increase our indebtedness or reduce the amount of our available cash and could adversely affect our financial condition, results of operations and liquidity.

We have incurred substantial costs in connection with our prior acquisitions and expect to incur substantial costs in connection with the Insurance Companies Acquisitions and any other transactions we complete in the future. These costs may increase our indebtedness or reduce the amount of cash otherwise available to us for acquisitions, business opportunities and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may continue to incur additional material charges reflecting additional costs associated with our investments and the integration of our acquisitions, including our acquisition of Schuff and GMSL, in fiscal quarters subsequent to the quarter in which such investments and acquisitions were consummated.

We could consume resources in researching acquisitions, business opportunities or financings and capital market transactions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or invest in another business.

We anticipate that the investigation of each specific acquisition or business opportunity and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments with respect to such transaction will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific acquisition, business opportunity or financing and capital market transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition, investment target or financing, we may fail to consummate the investment or acquisition for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our ability to consummate other acquisitions and investments.

Our participation in current or any future joint investment could be adversely affected by our lack of sole decision-making authority, our reliance on a partner’s financial condition and disputes between us and the relevant partners.

We have, indirectly through our subsidiaries, formed joint ventures, and may in the future engage in similar joint ventures with third parties. For example, Schuff has formed the Schuff Hopsa Engineering, Inc. joint venture located in Panama, and GMSL operates various joint ventures outside of the United States. In such circumstances, we may not be in a position to exercise significant decision-making authority if we do not own a substantial majority of the equity interests of such joint venture or otherwise have contractual rights entitling us to exercise such authority. These ventures may involve risks not present were a third party not involved, including the possibility that partners might become insolvent or fail to fund their share of required capital contributions. In addition, partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Disputes between us and partners may result in litigation or arbitration that would increase our costs and expenses and divert a substantial amount of management’s time and effort away from our businesses. We may also, in certain circumstances, be liable for the actions of our third-party partners.

There may be tax consequences associated with our acquisition, investment, holding and disposition of target companies and assets.

We may incur significant taxes in connection with effecting acquisitions of or investments in, holding, receiving payments from, operating or disposing of target companies and assets. Our decision to make a particular acquisition, sell a particular asset or increase or decrease a particular investment may be based on considerations other than the timing and amount of taxes owed as a result thereof.

We rely on information systems to conduct our businesses, and failure to protect these systems against security breaches and otherwise maintain such systems in working order could have a material adverse effect on our results of operations, cash flows or financial condition.

The efficient operation of our businesses is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches, and we rely on industry-accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any other reason could disrupt our businesses and result in decreased performance and increased costs, causing our results of operations, cash flows or financial condition to suffer.

We rely on trademark, copyright, trade secret, contractual restrictions and patent rights to protect our intellectual property and proprietary rights and if these rights are impaired, then our ability to generate revenue and our competitive position may be harmed.

If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expense. Any of our trademarks or other intellectual property rights may be challenged by others or in validated through administrative process or litigation. While we have some U.S. patents and pending U.S. patent applications, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, our existing patents and any patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our service is available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, some of our operating subsidiaries may use trademarks which have not be registered and may be more difficult to protect.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

Our operations could be impacted by events outside of our control.

In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, our operations may be suspended or our computer systems may be inaccessible to our employees, customers, or business partners for an extended period of time. Even if our employees are able to report to work, they may be unable to perform their duties for an extended period of time if our facilities, data or systems are disabled or destroyed.

Risks Related to the Insurance Companies Acquisition and the CIG business

The Insurance Companies Acquisitions are expected to close in the fourth quarter of 2015, at which time the Insurance Companies will become part of our subsidiary, Continental Insurance Group Ltd., and we will establish a new business segment, CIG. The risk factors below relate to the CIG business and the Insurance Company Acquisitions.

We may not consummate our pending acquisition of United Teacher Associates Insurance Company and Continental General Insurance Company.

In April 2015, pursuant to the terms of a stock purchase agreement between us and the seller named therein (the “SPA”), we agreed to purchase all of the issued and outstanding shares of common stock of UTAIC, a Texas life insurance company, and CGIC, an Ohio life insurance company (together with UTAIC, the “Insurance Companies”), as well as all assets owned by the sellers or their affiliates that are used exclusively or primarily in the business of the Insurance Companies, subject to certain exceptions. The Insurance Companies are providers of long-term care and life insurance policies and annuity contracts.

The closing of the Insurance Companies Acquisitions is subject to the satisfaction or waiver of certain customary conditions set forth in the SPA, including the receipt of all governmental approvals required to consummate the transaction. The SPA also contains certain termination provisions, including the ability of either party to terminate the SPA if the closing shall not have occurred on or before October 31, 2015 (the “Outside Date”), unless such failure to close is the result of the terminating party’s breach of any of its representations, warranties or covenants, and provided that we may extend the Outside Date for up to sixty days to allow for the receipt of required governmental approvals. As all required approvals had not been obtained by October 29, 2015, we extended the Outside Date to December 31, 2015, with the reasonable belief that such approvals will be obtained in that time. We currently expect to close the transaction during the fourth quarter of 2015, subject to the receipt of required governmental approvals. If we fail to obtain the required governmental approvals, we may not be permitted to consummate the Insurance Companies Acquisitions.

The unaudited financial statements of the Insurance Companies as of and for the six months ended June 30, 2015 incorporated by reference into this prospectus supplement, which were used in the creation of the unaudited pro forma condensed combined balance sheet and statements of operations incorporated by reference into this prospectus supplement, have not been audited or reviewed by any independent accountants. Prior to consummating the acquisition of the Insurance Companies, we intend for the Insurance Companies’ independent auditors to be engaged to perform a review, in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information, on their unaudited financial statements as of and for the nine months ended September 30, 2015. To the extent any representations and warranties made in such SPA, the accuracy of which are a condition to closing, are not accurate at the closing, subject to the limitations and provisions of the SPA, we would not be required to consummate the Insurance Companies Acquisitions, unless we elect to waive such failure.

If CIG is unable to retain, attract and motivate qualified employees, its results of operations and financial condition may be adversely impacted and CIG may incur additional costs to recruit replacement and additional personnel.

CIG is highly dependent on its senior management team and other key personnel for the operation and development of its business. CIG face intense competition in retaining and attracting key employees, including actuarial, finance, legal, risk, compliance and other professionals.

Following the closing of the Insurance Companies Acquisitions, the Insurance Companies will comprise the core of our new insurance business segment, CIG. As part of the Insurance Companies Acquisitions, CIG will retain key personnel which we believe are necessary for the success of the business. As we do not currently have substantial insurance company holdings, we also expect that CIG will add headcount as it fills out its platform to handle aspects of the business that will be, immediately after closing, under its transition services agreement with Great American Financial Resources, Inc. (“Great American”) and Continental General Corp. (“CGC”), the Sellers of the Insurance Companies (the “Transition Services Agreement”).

Because the insurance industry is highly regulated and requires specific skills, these arrangements are important to the continued operation of the Insurance Companies and the successful implementation of the Insurance Companies Acquisitions. Services covered under the Transition Services Agreement include various support functions needed for the continuation of the business as CIG transitions to a fully standalone platform; such services include certain IT functions, investment management, finance and accounting.

Any failure to attract and retain key members of CIG’s management team or other key personnel going forward could have a material adverse effect on CIG’s business, financial condition and results of operations.

The amount of statutory capital that CIG’s insurance subsidiaries have and the amount of statutory capital that they must hold to maintain their financial strength and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of CIG’s control.

CIG’s insurance subsidiaries are subject to regulations that provide minimum capitalization requirements based on risk-based capital (“RBC”) formulas for life and health insurance companies. The RBC formula for life and health insurance companies establishes capital requirements relating to insurance, business, asset, interest rate, and certain other risks.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the following: the amount of statutory income or losses generated by CIG’s insurance subsidiaries (which are sensitive to equity market and credit market conditions), the amount of additional capital CIG’s insurance subsidiaries must hold to support business growth, changes in reserve requirements applicable to CIG’s insurance subsidiaries, CIG’s ability to secure capital market solutions to provide reserve relief, changes in equity market levels, the value of certain fixed-income and equity securities in its investment portfolio, the credit ratings of investments held in its portfolio, changes in interest rates, credit market volatility, changes in consumer behavior, as well as changes to the National Association of Insurance Commissioners’ (“NAIC”) RBC formula. Most of these factors are outside of CIG’s control. The financial strength and credit ratings of CIG’s insurance subsidiaries are significantly influenced by their statutory surplus amounts and capital adequacy ratios. In addition, rating agencies may downgrade the investments held in CIG’s portfolio, which could result in a reduction of CIG’s capital and surplus and/or its RBC ratio.

CIG’s results and financial condition may be negatively affected should actual performance differ from management’s assumptions and estimates.

CIG makes certain assumptions and estimates regarding mortality, morbidity (i.e., frequency and severity of claims, including claim termination rates and benefit utilization rates), health care experience (including type of care and cost of care), persistency (i.e., the probability that a policy or contract will remain in-force from one period to the next), future premium increases, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results. The long-term profitability of CIG’s insurance products depends upon how CIG’s actual experience compares with its pricing and valuation assumptions. For example, if morbidity rates are higher than underlying pricing assumptions, CIG could be required to make greater payments under its long-term care insurance policies than currently projected, and such amounts could be significant. Likewise, if mortality rates are lower than CIG’s pricing assumptions, CIG could be required to make greater payments and thus establish additional reserves under both its long-term care insurance policies and annuity contracts and such amounts could be significant. Conversely, if mortality rates are higher than CIG’s pricing and valuation assumptions, CIG could be required to make greater payments under its life insurance policies than currently projected.

The above-described assumptions and estimates incorporate assumptions about many factors, none of which can be predicted with certainty. CIG’s actual experiences, as well as changes in estimates, are used to prepare CIG’s consolidated statements of operations. To the extent CIG’s actual experience and changes in estimates differ from original estimates, CIG’s business, operations and financial condition may be materially adversely affected.

The calculations CIG uses to estimate various components of its balance sheet and consolidated statements of operations are necessarily complex and involve analyzing and interpreting large quantities of data. CIG currently employs various techniques for such calculations including engaging third party studies and from time to time it will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates. However, assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revisions over time. Accordingly, CIG’s results may be adversely affected from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

If CIG’s reserves for future policy claims are inadequate as a result of deviations from management’s assumptions and estimates or other reasons, CIG may be required to increase reserves, which could have a material adverse effect on its results of operations and financial condition.

CIG calculates and maintains reserves for estimated future payments of claims to policyholders and contractholders in accordance with U.S. GAAP and statutory accounting practices. These reserves are released as those future obligations are paid, experience changes or policies lapse. The reserves reflect estimates and actuarial assumptions with regard to future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. CIG’s future financial results depend significantly on the extent to which actual future experience is consistent with the assumptions and methodologies used in pricing CIG’s insurance products and calculating reserves. Small changes in assumptions or small deviations of actual experience from assumptions can have material impacts on reserves, results of operations and financial condition. Because these factors are not known in advance and have the potential to change over time, they are difficult to accurately predict and are inherently uncertain, CIG cannot determine with precision the ultimate amounts it will pay for actual claims or the timing of those payments. In addition, CIG includes assumptions for anticipated (but not yet filed) future premium rate increases in its determination of loss recognition testing of long-term care insurance reserves under U.S. GAAP and asset adequacy testing of statutory long-term care insurance reserves. CIG may not be able to realize these anticipated results in the future as a result of its inability to obtain required regulatory approvals or other factors. In this event, CIG would have to increase its long-term care insurance reserves by amounts that could be material. Moreover, CIG may not be able to mitigate the impact of unexpected adverse experience by increasing premiums and/or other charges to policyholders (when it has the right to do so) or alternatively by reducing benefits.

The risk that CIG’s claims experience may differ significantly from its pricing assumptions is significant for its long-term care insurance products. Long-term care insurance policies provide for long-duration coverage and, therefore, actual claims experience will emerge over many years after pricing and locked-in valuation assumptions have been established. For example, changes in the economy, socio-demographics, behavioral trends (e.g., location of care and level of benefit use) and medical advances, among other factors, may have a material adverse impact on future loss trends. Moreover, long-term care insurance does not have the extensive claims experience history of life insurance, and as a result, CIG’s ability to forecast future claim costs for long-term care insurance is more limited than for life insurance.

For long-duration contracts (such as long-term care policies), loss recognition occurs when, based on current expectations as of the measurement date, the existing contract liabilities plus the present value of future premiums (including reasonably expected rate increases), are not expected to cover the present value of future claims payments, related settlement and maintenance costs, and unamortized acquisition costs. CIG regularly reviews its reserves and associated assumptions as part of its ongoing assessment of business performance and risks. If CIG concludes that its reserves are insufficient to cover actual or expected policy and contract benefits and claim payments as a result of changes in experience, assumptions or otherwise, CIG would be required to increase its reserves and incur charges in the period in which such determination is made. The amounts of such increases may be significant and this could materially adversely affect CIG’s results of operations and financial condition and may require additional capital in CIG’s businesses.

Insurers that have issued or reinsured long-term care insurance policies have recognized, and may recognize in the future, substantial losses in order to strengthen reserves for liabilities to policyholders in respect of such policies. Such losses may be due to the effect of changes in assumptions of future investment yields, changes in claims, expense, persistency assumptions or other factors. CIG is subject to similar risks that adverse changes in any of its reserve assumptions in future periods could result in additional loss recognition in respect of its business.

CIG’s inability to increase premiums on in-force long-term care insurance policies by sufficient amounts or in a timely manner may adversely affect CIG’s results of operations and financial condition.

The success of CIG’s strategy for its run-off long-term care insurance business assumes CIG’s ability to obtain significant price increases, as warranted and actuarially justified based on its experience on its in-force block of long-term care insurance policies. The adequacy of CIG’s current long-term care insurance reserves also depends significantly on this assumption and CIG’s ability to successfully execute its in-force management plan through increased premiums as anticipated.

Although the terms of CIG’s long-term care insurance policies permit CIG to increase premiums during the premium-paying period, these increases generally require regulatory approval, which often have long lead times to obtain and may not be obtained in all relevant jurisdictions or for the full amounts requested. In addition, some states are considering adopting long-term care insurance rate increase legislation, which would further limit increases in long-term care insurance premium rates, beyond the rate stability legislation previously adopted in certain states. Such long-term care insurance rate increase legislation would adversely impact CIG’s ability to achieve anticipated rate increases. CIG can neither predict how policyholders, competitors and regulators may react to any rate increases; nor, whether regulators will approve regulated rate increases. If CIG is not able to increase rates to the extent it currently anticipates, CIG may be required to establish additional reserves and make greater payments under long-term care insurance policies than it currently projects.

CIG is highly regulated and subject to numerous legal restrictions and regulations.

CIG conducts its business throughout the United States, excluding New York state, and is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative, and in some instances discretionary, authority with respect to many aspects of CIG’s business, which may include, among other things, premium rates and increases thereto, privacy, claims denial practices, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than shareowners. At any given time, a number of financial and/or market conduct examinations of CIG and its insurance subsidiaries may be ongoing. From time to time, regulators raise issues during examinations or audits of CIG and its insurance subsidiaries that could, if determined adversely, have a material impact on CIG.

Under insurance guaranty fund laws in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. CIG cannot predict the amount or timing of any such future assessments.

Although CIG’s business is subject to regulation in each state in which it conducts business, in many instances the state regulatory models emanate from the NAIC. State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer and at the expense of the insurer and, thus, could have a material adverse effect on CIG’s business, operations and financial condition.

CIG is also subject to the risk that compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. There is further risk that any particular regulator’s interpretation of a legal or accounting issue may change over time to CIG’s detriment, or that changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause CIG to change its views regarding the actions it should take from a legal risk management perspective, which could necessitate changes to CIG’s practices that may, in some cases, limit its ability to grow and improve profitability.

Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states. Statutes, regulations, and interpretations may be applied with retroactive impact, particularly in areas such as accounting and reserve requirements.

At the federal level, bills are routinely introduced in both chambers of the U.S. Congress which could affect life insurers. In the past, Congress has considered legislation that would impact insurance companies in numerous ways, such as providing for an optional federal charter for insurance companies or a federal presence in insurance regulation, pre-empting state law in certain respects regarding the regulation of reinsurance, increasing federal oversight in areas such as consumer protection and solvency regulation, and other matters. CIG cannot predict whether, or in what form, reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect CIG or whether these effects will be material.

Other types of regulation that could affect CIG include insurance company investment laws and regulations, state statutory accounting practices, antitrust laws, minimum solvency requirements, federal privacy laws, insurable interest laws, federal anti-money laundering and anti-terrorism laws. CIG cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on CIG if enacted into law.

CIG’s reinsurers could fail to meet assumed obligations or be subject to adverse developments that could materially adversely affect CIG’s business, financial condition and results of operations.

CIG, through its insurance subsidiaries, cedes material amounts of insurance and transfers related assets and certain liabilities to other insurance companies through reinsurance. However, notwithstanding the transfer of related assets and certain liabilities, CIG remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations it has assumed. Accordingly, CIG bears credit risk with respect to its reinsurers. CIG, through reinsurance to its insurance subsidiaries, currently faces material reinsurance obligations to Loyal American Life Insurance Company (“Loyal”) (rated A- by A.M. Best) and Hannover Life Reassurance Company (“Hannover”) (rated A+ by A.M. Best). The failure, insolvency, inability or unwillingness of a reinsurer, including Loyal or Hannover, to pay under the terms of its reinsurance agreement with CIG could materially adversely affect CIG’s business, financial condition and results of operations.

Reinsurers are currently facing many challenges regarding illiquid credit or capital markets, investment downgrades, rating agency downgrades, deterioration of general economic conditions and other factors negatively impacting the financial services industry generally. If such events cause a reinsurer to fail to meet its obligations, CIG’s business, financial condition and results of operations could be materially adversely affected.

CIG’s financial condition or results of operations could be adversely impacted if its assumptions regarding the fair value and future performance of its investments differ from actual experience.

CIG makes assumptions regarding the fair value and expected future performance of its investments. For example, CIG expects that its investments in residential and commercial mortgage-backed securities will continue to perform in accordance with their contractual terms, based on assumptions that CIG believes are industry standard and those that a reasonable market participant would use in determining the current fair value and the performance of the underlying assets. It is possible that the underlying collateral of these investments will perform more poorly than current market expectations and that such reduced performance may lead to adverse changes in the cash flows on CIG’s holdings of these types of securities. This could lead to potential future other-than-temporary impairments within CIG’s portfolio of mortgage-backed and asset-backed securities.

In addition, expectations that CIG’s investments in corporate securities and/or debt obligations will continue to perform in accordance with their contractual terms are based on evidence gathered through its normal credit surveillance process. It is possible that issuers of the corporate securities in which CIG has invested will perform more poorly than current expectations. Such events may lead CIG to recognize potential future other-than-temporary impairments within its portfolio of corporate securities. It is also possible that such unanticipated events would lead CIG to dispose of certain of those holdings and recognize the effects of any market movements in its financial statements. Furthermore, actual values may differ from CIG’s assumptions. Such events could result in a material change in the value of CIG’s investments, business, operations and financial condition.

Interest rate fluctuations and withdrawal demands in excess of assumptions could negatively affect CIG’s business, financial condition and results of operations.

CIG’s business is sensitive to interest rate fluctuations, volatility and the low interest rate environment. For the past several years interest rates have trended downwards to historically low levels. In order to meet policy and contractual obligations, CIG must earn a sufficient return on invested assets. A prolonged period of historically low rates or significant changes in interest rates could expose CIG to the risk of not achieving sufficient return on invested assets by not achieving anticipated interest earnings, or of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Additionally, a prolonged period of low interest rates in the future may lengthen liability maturity, thus increasing the need for a re-investment of assets at yields that are below the amounts required to support guarantee features of outstanding contracts.

Both rising and declining interest rates can negatively affect CIG’s interest earnings and spread income (the difference between the returns CIG earns on its investments and the amounts that it must credit to policyholders and contractholders). While CIG develops and maintains asset liability management (“ALM”) programs and procedures designed to mitigate the effect on interest earnings and spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not materially adversely affect its business, financial condition and results of operations.

An extended period of declining interest rates or a prolonged period of low interest rates may cause CIG to change its long-term view of the interest rates that CIG can earn on its investments. Such a change would cause CIG to change the long-term interest rate that it assumes in its calculation of insurance assets and liabilities under U.S. GAAP. This revision would result in increased reserves and other unfavorable consequences. In addition, while the amount of statutory reserves is not directly affected by changes in interest rates, additional statutory reserves may be required as the result of an asset adequacy analysis, which is altered by rising or falling interest rates and widening credit spreads.

CIG is subject to financial disintermediation risks in rising interest rate environments.

CIG’s insurance subsidiaries offer certain products that allow policyholders to withdraw their funds under defined circumstances. In order to meet such funding obligations, CIG manages its liabilities and configure its investment portfolios so as to provide and maintain sufficient liquidity to support expected withdrawal demands and contract benefits and maturities. However, in order to provide necessary long-term returns, a certain portion of its assets are relatively illiquid. There can be no assurance that actual withdrawal demands will match its estimated withdrawal demands.

As interest rates increase, CIG is exposed to the risk of financial disintermediation through a potential increase in the number of withdrawals. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring CIG to liquidate assets in an unrealized loss position. If CIG experiences unexpected withdrawal activity, whether as a result of financial strength downgrades or otherwise, it could exhaust its liquid assets and be forced to liquidate other assets, possibly at a loss or on other unfavorable terms, which could have a material adverse effect on CIG’s business, financial condition and results of operations.

Additionally, CIG may experience spread compression, and a loss of anticipated earnings, if credited interest rates are increased on renewing contracts in an effort to decrease or manage withdrawal activity.

CIG’s investments are subject to market, credit, legal, and regulatory risks that could be heightened during periods of extreme volatility or disruption in financial and credit markets.

CIG’s invested assets are subject to risks of credit defaults and changes in market values. Periods of extreme volatility or disruption in the financial and credit markets could increase these risks. Underlying factors relating to volatility affecting the financial and credit markets could lead to other-than-temporary impairments of assets in CIG’s investment portfolio.

The value of CIG’s mortgage-backed investments depends in part on the financial condition of the borrowers and tenants for the properties underlying those investments, as well as general and specific circumstances affecting the overall default rate.

Significant continued financial and credit market volatility, changes in interest rates, credit spreads, credit defaults, real estate values, market illiquidity, declines in equity prices, acts of corporate malfeasance, ratings downgrades of the issuers or guarantors of these investments, and declines in general economic conditions, either alone or in combination, could have a material adverse impact on CIG’s results of operations, financial condition, or cash flows through realized losses, other-than-temporary impairments, changes in unrealized loss positions, and increased demands on capital. In addition, market volatility can make it difficult for CIG to value certain of its assets, especially if trading becomes less frequent. Valuations may include assumptions or estimates that may have significant period-to-period changes that could have an adverse impact on CIG’s results of operations or financial condition.

Credit market volatility or disruption could adversely impact CIG’s investment portfolio.

Significant volatility or disruption in credit markets could have a material adverse effect on CIG’s investment portfolio, and, as a result, CIG’s business, financial condition and results of operations. Changes in interest rates and credit spreads could cause market price and cash flow variability in the fixed income instruments in CIG’s investment portfolio. Significant volatility and lack of liquidity in the credit markets could cause issuers of the fixed-income securities in CIG’s investment portfolio to default on either principal or interest payments on these securities. Additionally, market price valuations may not accurately reflect the underlying expected cash flows of securities within CIG’s investment portfolio.

Concentration of CIG’s investment portfolio in any particular economic sector or asset type may increase CIG’s exposure to risk if that area of concentration experiences events that cause underperformance.

CIG’s investment portfolio may be concentrated in areas, such as particular industries, groups of related industries, asset classes or geographic areas, that experience events that cause underperformance of the investments. While CIG seeks to mitigate this risk through portfolio diversification, if CIG’s investment portfolio is concentrated in any areas that experience negative events or developments, the impact of those negative events may have a disproportionate effect on CIG’s portfolio, which may have an adverse effect on the performance of the CIG’s investment portfolio.

CIG may be required to increase its valuation allowance against its deferred tax assets, which could materially adversely affect CIG’s capital position, business, operations and financial condition.

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, in essence, represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income, including capital gains. If it is determined that the deferred tax assets cannot be realized, a deferred tax valuation allowance must be established, with a corresponding charge to net income.

If future events differ from CIG’s current forecasts, the valuation allowance may need to be increased from the current amount, which could have a material adverse effect on CIG’s capital position, business, operations and financial condition.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

CIG operates in an industry in which various practices are subject to scrutiny and potential litigation, including class actions. Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions, and other matters. Such lawsuits can result in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive or non-

economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.

Companies in the financial services industry are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny.

The financial services industry, including insurance companies, is sometimes the target of law enforcement and regulatory investigations relating to the numerous laws and regulations that govern such companies. Some financial services companies have been the subject of law enforcement or other actions resulting from such investigations. Resulting publicity about one company may generate inquiries into or litigation against other financial services companies, even those who do not engage in the business lines or practices at issue in the original action. It is impossible to predict the outcome of such investigations or actions, whether they will expand into other areas not yet contemplated, whether they will result in changes in insurance regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of such scrutiny on the financial services and insurance industry or CIG.

CIG is dependent on the performance of others under the Transition Services Agreement and on an ongoing basis as part of its business.

CIG is dependent on the performance of third parties as part of its business. In the near term, CIG will depend on Great American and CGC, under the Transition Services Agreement, for the performance of certain transitional services and administrative services with respect to the life insurance, annuity and long-term care business of CIG’s insurance subsidiaries.

In addition, various other third parties provide services to CIG or are otherwise involved in CIG’s business operations, on an ongoing basis. For example, CIG’s operations are dependent on various technologies, some of which are provided and/or maintained by certain key outsourcing partners and other parties.

Any failure by any of Great American, CGC or such other third party providers to provide such services, could have a material adverse effect on CIG’s business or financial results.

CIG also depends on other parties that may default on their obligations to CIG due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud, or other reasons. Such defaults could have a material adverse effect on CIG’s financial condition and results of operations. In addition, certain of these other parties may act, or be deemed to act, on behalf of CIG or represent CIG in various capacities. Consequently, CIG may be held responsible for obligations that arise from the acts or omissions of these other parties.

If CIG does not maintain an effective outsourcing strategy or third-party providers do not perform as contracted, CIG may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on its results of operations. In addition, CIG’s reliance on third-party service providers that it does not control does not relieve CIG of its responsibilities and requirements. Any failure or negligence by such third-party service providers in carrying out their contractual duties may result in CIG becoming liable to parties who are harmed and may result in litigation. Any litigation relating to such matters could be costly, expensive and time-consuming, and the outcome of any such litigation may be uncertain. Moreover, any adverse publicity arising from such litigation, even if the litigation is not successful, could adversely affect the reputation and sales of CIG and its products.

The occurrence of computer viruses, network security breaches, cyber-attacks, data corruption, or other unanticipated events could affect the data processing systems of CIG or its business partners and could damage CIG’s business.

CIG retains confidential information in its computer systems, and relies on sophisticated commercial technologies to maintain the security of those systems. Despite CIG’s implementation of network security measures, its servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with its computer systems. Anyone who is able to circumvent CIG’s security measures and penetrate CIG’s computer systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, an increasing number of states require that customers be notified of unauthorized access, use, or disclosure of their information. Any compromise of the security of CIG’s computer systems that results in inappropriate access, use, or disclosure of personally identifiable customer information could damage CIG’s reputation in the marketplace, subject CIG to significant civil and criminal liability, and require CIG to incur significant technical, legal, and other expenses.

CIG’s insurance subsidiaries’ ability to grow depends in large part upon the continued availability of capital.

CIG’s long-term strategic capital requirements will depend on many factors, including acquisition activity, CIG’s ability to manage the run-off of in-force insurance business, CIG’s accumulated statutory earnings and the relationship between the statutory capital and surplus of CIG’s insurance subsidiaries and various elements of required capital. To support its capital requirements and/or finance future acquisitions, CIG may need to increase or maintain statutory capital and surplus through financings, which could include debt or equity financing arrangements and/or other surplus relief transactions. Adverse market conditions have affected and continue to affect the availability and cost of capital from external sources. We are not obligated to, and may choose not to or be unable to, provide financing or make any future capital contribution to CIG’s insurance subsidiaries, apart from those required by the terms of the Insurance Companies Acquisitions. Consequently, financing, if available at all, may be available only on terms that are not favorable to CIG.

New accounting rules, changes to existing accounting rules, or the grant of permitted accounting practices to competitors could negatively impact CIG.

CIG is required to comply with US GAAP. A number of organizations are instrumental in the development and interpretation of US GAAP such as the SEC, the Financial Accounting Standards Board, and the American Institute of Certified Public Accountants. US GAAP is subject to constant review by these organizations and others in an effort to address emerging accounting rules and issue interpretative accounting guidance on a continual basis. CIG can give no assurance that future changes to US GAAP will not have a negative impact on CIG.

The application of US GAAP to insurance businesses and investment portfolios, like CIGs, involves a significant level of complexity and requires a number of factors and judgments. US GAAP includes the requirement to carry certain investments and insurance liabilities at fair value. These fair values are sensitive to various factors including, but not limited to, interest rate movements, credit spreads, and various other factors. Because of this, changes in these fair values may cause increased levels of volatility in CIG’s financial statements.

In addition, CIG’s insurance subsidiaries are required to comply with statutory accounting principles (“SAP”). SAP and various components of SAP (such as actuarial reserving methodology) are subject to ongoing review by the NAIC and its task forces and committees as well as state insurance departments in an effort to address emerging issues and otherwise improve financial reporting. Various proposals are currently or have previously been pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect CIG. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. CIG cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect CIG. In addition, the NAIC Accounting Practices and Procedures manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP by granting them permitted accounting practices. CIG cannot predict whether or when the insurance departments of the states of domicile of its competitors may permit them to utilize advantageous accounting practices that depart from SAP, the use of which is not permitted by the insurance departments of the states of domicile of CIG and its insurance subsidiaries. With respect to regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile. Neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. CIG can give no assurance that future changes to SAP or components of SAP or the grant of permitted accounting practices to its competitors will not have a negative impact on CIG.

CIG is exposed to the risks of natural and man-made catastrophes, pandemics and malicious and terrorist acts that could materially adversely affect CIG’s business, financial condition and results of operations.

Natural and man-made catastrophes, pandemics and malicious and terrorist acts present risks that could materially adversely affect CIG’s operations and results. No assurance can be given that there are not risks that have not been predicted or protected against that could have a material adverse effect on CIG. A natural or man-made catastrophe, pandemic or malicious or terrorist act could materially adversely affect the mortality or morbidity experience of CIG or its reinsurers. Claims arising from such events could have a material adverse effect on CIG’s business, operations and financial condition, either directly or as a result of their effect on its reinsurers or other counterparties. While CIG has taken steps to identify and manage these risks, such risks cannot be predicted with certainty, nor fully protected against even if anticipated.

In addition, such events could result in a decrease or halt in economic activity in large geographic areas, adversely affecting the administration of CIG’s business within such geographic areas and/or the general economic climate, which in turn could have an adverse effect on CIG’s business, operations and financial condition. The possible macroeconomic effects of such events could also adversely affect CIG’s asset portfolio.

Future acquisition transactions may not be financially beneficial to CIG

In the future, CIG may pursue acquisitions of insurance companies and/or blocks of insurance businesses through merger, stock purchase or reinsurance transactions or otherwise. Lines of business that may be acquired include but are not limited to, standalone long-term care, life and annuity products, life and annuity products with long-term care and critical illness features, and supplemental health products.

There can be no assurance that the performance of the companies or blocks of business acquired will meet CIG’s expectations, or that any of these acquisitions will be financially advantageous for CIG. The evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business or portfolio, could result in a substantial diversion of management resources. Acquisitions could involve numerous additional risks such as potential losses from unanticipated litigation, levels of claims or other liabilities and exposures, an inability to generate sufficient revenue to offset acquisition costs and financial exposures in the event that the sellers of the acquired entities or blocks of business are unable or unwilling to meet their indemnification, reinsurance and other obligations to CIG (if any such obligations are in place).

CIG’s ability to manage its growth through acquisitions will depend, in part, on its success in addressing these risks. Any failure to effectively implement CIG’s acquisition strategies could have a material adverse effect on CIG’s business, financial condition or results of operations.

CIG may be unable to execute acquisition transactions in accordance with its strategy.

The market for acquisitions of life or health insurers and blocks of like businesses is highly competitive, and there can be no assurance that CIG will be able to identify acquisition targets at acceptable valuations, or that any such acquisitions will ultimately achieve projected returns. In addition, insurance is a highly regulated industry and many acquisition transactions are subject to approval of state insurance regulatory authorities, and therefore involve heightened execution risk.

On October 7, 2013, the New York State Department of Financial Services announced that Philip A. Falcone, now our Chairman, President and Chief Executive Officer, had committed not to exercise control, within the meaning of New York insurance law, of a New York-licensed insurer for seven years (the “NYDFS Commitment”). Mr. Falcone, who at the time of the NYDFS Commitment was the Chief Executive Officer and Chairman of the Board of Harbinger Group Inc. (“HGI”), also committed not to serve as an officer or director of certain insurance company subsidiaries and related subsidiaries of HGI or to be involved in any investment decisions made by such subsidiaries, and agreed to recuse himself from participating in any vote of the board of HGI relating to the election or appointment of officers or directors of such companies. However it was also noted that in the event compliance with the NYDFS Commitment proves impracticable, including in the context of merger, acquisition or similar transactions, then the terms of the NYDFS Commitment may be reconsidered and modified or withdrawn to the extent determined to be appropriate by the NYDFS. Insurance regulatory authorities may consider the NYDFS Commitment in the course of a review of any prospective acquisition of an insurance company or block of insurance business by us or CIG, increasing the risk that any such transaction may be disapproved, or that regulatory conditions will be applied to the consummation of such an acquisition which may adversely affect the economic benefits anticipated to be derived by us and/or CIG from such transaction.

Risks Related to Schuff

Schuff’s business is dependent upon major construction contracts, the unpredictable timing of which may result in significant fluctuations in its cash flow due to the timing of receipt of payment under such contracts.

Schuff’s cash flow is dependent upon obtaining major construction contracts primarily from general contractors and engineering firms responsible for commercial and industrial construction projects, such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, hospitals, dams, bridges, mines and power plants. The timing of or failure to obtain contracts, delays in awards of contracts, cancellations of contracts, delays in completion of contracts, or failure to obtain timely payment from Schuff’s customers, could result in significant periodic fluctuations in cash flows from Schuff’s operations. In addition, many of Schuff’s contracts require it to satisfy specific progress or performance milestones in order to receive payment from the customer. As a result, Schuff may incur significant costs for engineering, materials, components, equipment, labor or subcontractors prior to receipt of payment from a customer. Such expenditures could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

The nature of Schuff’s primary contracting terms for its contracts, including fixed-price and cost-plus pricing, could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff’s projects are awarded through a competitive bid process or are obtained through negotiation, in either case generally using one of two types of contract pricing approaches: fixed-price or cost-plus pricing. Under fixed-price contracts, Schuff performs its services and executes its projects at an established price, subject to adjustment only for change orders approved by the customer, and, as a result, it may benefit from cost savings but be unable to recover any cost overruns. If Schuff does not execute such a contract within cost estimates, it may incur losses or the project may be less profitable than expected. Historically, the majority of Schuff’s contracts have been fixed-price arrangements. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

•	failure to properly estimate costs of materials, including steel and steel components, engineering services, equipment, labor or subcontractors;
•	costs incurred in connection with modifications to a contract that may be unapproved by the customer as to scope, schedule, and/or price;
•	unanticipated technical problems with the structures, equipment or systems we supply;
•	unanticipated costs or claims, including costs for project modifications, customer-caused delays, errors or changes in specifications or designs, or contract termination;
•	changes in the costs of materials, engineering services, equipment, labor or subcontractors;
•	changes in labor conditions, including the availability and productivity of labor;
•	productivity and other delays caused by weather conditions;
•	failure to engage necessary suppliers or subcontractors, or failure of such suppliers or subcontractors to perform;
•	difficulties in obtaining required governmental permits or approvals;
•	changes in laws and regulations; and
•	changes in general economic conditions.

Under cost-plus contracts, Schuff receives reimbursement for its direct labor and material cost, plus a specified fee in excess thereof, which is typically a fixed rate per hour, an overall fixed fee, or a percentage of total reimbursable costs, up to a maximum amount, which is an arrangement that may protect Schuff against cost overruns. If Schuff is unable to obtain proper reimbursement for all costs incurred due to improper estimates, performance issues, customer disputes, or any of the additional factors noted above for fixed-price contracts, the project may be less profitable than expected.

Generally, Schuff’s contracts and projects vary in length from 1 to 12 months, depending on the size and complexity of the project, project owner demands and other factors. The foregoing risks are exacerbated for projects with longer-term durations because there is an increased risk that the circumstances upon which Schuff based its original estimates will change in a manner that increases costs. In addition, Schuff sometimes bears the risk of delays caused by unexpected conditions or events. To the extent there are future cost increases that Schuff cannot recover from its customers, suppliers or subcontractors, the outcome could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Furthermore, revenue and gross profit from Schuff’s contracts can be affected by contract incentives or penalties that may not be known or finalized until the later stages of the contract term. Some of Schuff’s contracts provide for the customer’s review of its accounting and cost control systems to verify the completeness and accuracy of the reimbursable costs invoiced. These reviews could result in reductions in reimbursable costs and labor rates previously billed to the customer.

The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known, including, to the extent required, the reversal of profit recognized in prior periods and the recognition of losses expected to be incurred on contracts in progress. Due to the various estimates inherent in Schuff’s contract accounting, actual results could differ from those estimates.

Schuff’s billed and unbilled revenue may be exposed to potential risk if a project is terminated or canceled or if Schuff’s customers encounter financial difficulties.

Schuff’s contracts often require it to satisfy or achieve certain milestones in order to receive payment for the work performed. As a result, under these types of arrangements, Schuff may incur significant costs or perform significant amounts of services prior to receipt of payment. If the ultimate customer does not proceed with the completion of the project or if the customer or contractor under which Schuff is a subcontractor defaults on its payment obligations, Schuff may face difficulties in collecting payment of amounts due to it for the costs previously incurred. If Schuff is unable to collect amounts owed to it, this could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff may be exposed to additional risks as it obtains new significant awards and executes its backlog, including greater backlog concentration in fewer projects, potential cost overruns and increasing requirements for letters of credit, each of which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

As Schuff obtains new significant project awards, these projects may use larger sums of working capital than other projects and Schuff’s backlog may become concentrated among a smaller number of customers. Approximately $122.5 million, representing 32.1%, of Schuff’s backlog at September 30, 2015 was attributable to five contracts, letters of intent, notices to proceed or purchase orders. If any significant projects such as these currently included in Schuff’s backlog or awarded in the future were to have material cost overruns, or be significantly delayed, modified or canceled, Schuff’s results of operations, cash flows or financial position could be adversely impacted.

Additionally, as Schuff converts its significant projects from backlog into active construction, it may face significantly greater requirements for the provision of letters of credit or other forms of credit enhancements. We can provide no assurance that Schuff would be able to access such capital and credit as needed or that it would be able to do so on economically attractive terms. Moreover, Schuff may be unable to replace the projects that it executes in its backlog.

Schuff may not be able to fully realize the revenue value reported in its backlog, a substantial portion of which is attributable to a relatively small number of large contracts or other commitments.

As of September 30, 2015, Schuff had a backlog of work to be completed of approximately $381.6 million ($245.9 million under contracts or purchase orders and $135.7 million under letters of intent). Backlog develops as a result of new awards, which represent the revenue value of new project commitments received by Schuff during a given period, including legally binding commitments without a defined scope. Commitments may be in the form of written contracts, letters of intent, notices to proceed and purchase orders. New awards may also include estimated amounts of work to be performed based on customer communication and historic experience and knowledge of our customers’ intentions. Backlog consists of projects which have either not yet been started or are in progress but are not yet complete. In the latter case, the revenue value reported in backlog is the remaining value associated with work that has not yet been completed, which increases or decreases to reflect modifications in the work to be performed under a given commitment. The revenue projected in Schuff’s backlog may not be realized or, if realized, may not be profitable as a result of poor contract terms or performance.

Due to project terminations, suspensions or changes in project scope and schedule, we cannot predict with certainty when or if Schuff’s backlog will be performed. From time to time, projects are canceled that appeared to have a high certainty of going forward at the time they were recorded as new awards. In the event of a project cancellation, Schuff typically has no contractual right to the total revenue reflected in its backlog. Some of the contracts in Schuff’s backlog provide for cancellation fees or certain reimbursements in the event customers cancel projects. These cancellation fees usually provide for reimbursement of Schuff’s out-of-pocket costs, costs associated with work performed prior to cancellation, and, to varying degrees, a percentage of the profit Schuff would have realized had the contract been completed. Although Schuff may be reimbursed for certain costs, it may be unable to recover all direct costs incurred and may incur additional unrecoverable costs due to the resulting under-utilization of Schuff’s assets. Approximately $122.5 million, representing 32.1%, of Schuff’s backlog at September 30, 2015 was attributable to five contracts, letters of intent, notices to proceed or purchase orders. If one or more of these large contracts or other commitments are terminated or their scope reduced, Schuff’s backlog could decrease substantially.

Schuff’s failure to meet contractual schedule or performance requirements could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

In certain circumstances, Schuff guarantees project completion by a scheduled date or certain performance levels. Failure to meet these schedule or performance requirements could result in a reduction of revenue and additional costs, and these adjustments could exceed projected profit. Project revenue or profit could also be reduced by liquidated damages withheld by customers under contractual penalty provisions, which can be substantial and can accrue on a daily basis. Schedule delays can result in costs exceeding our projections for a particular project. Performance problems for existing and future contracts could cause actual results of operations to differ materially from those previously anticipated and could cause us to suffer damage to our reputation within our industry and our customer base.

Schuff’s government contracts may be subject to modification or termination, which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff is a provider of services to U.S. government agencies and is therefore exposed to risks associated with government contracting. Government agencies typically can terminate or modify contracts to which Schuff is a party at their convenience, due to budget constraints or various other reasons. As a result, Schuff’s backlog may be reduced or it may incur a loss if a government agency decides to terminate or modify a contract to which Schuff is a party. Schuff is also subject to audits, including audits of internal control systems, cost reviews and investigations by government contracting oversight agencies. As a result of an audit, the oversight agency may disallow certain costs or withhold a percentage of interim payments. Cost disallowances may result in adjustments to previously reported revenue and may require Schuff to refund a portion of previously collected amounts. In addition, failure to comply with the terms of one or more of our government contracts or government regulations and statutes could result in Schuff being suspended or debarred from future government projects for a significant period of time, possible civil or criminal fines and penalties, the risk of public scrutiny of our performance, and potential harm to Schuff’s reputation, each of which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition. Other remedies that government agencies may seek for improper activities or performance issues include sanctions such as forfeiture of profit and suspension of payments.

In addition to the risks noted above, legislatures typically appropriate funds on a year-by-year basis, while contract performance may take more than one year. As a result, contracts with government agencies may be only partially funded or may be terminated, and Schuff may not realize all of the potential revenue and profit from those contracts. Appropriations and the timing of payment may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures.

Schuff is exposed to potential risks and uncertainties associated with its reliance on subcontractors and third-party vendors to execute certain projects.

Schuff relies on third-party suppliers, especially suppliers of steel and steel components, and subcontractors to assist in the completion of projects. To the extent these parties cannot execute their portion of the work and are unable to deliver their services, equipment or materials according to the agreed-upon contractual terms, or Schuff cannot engage subcontractors or acquire equipment or materials, Schuff’s ability to complete a project in a timely manner may be impacted. Furthermore, when bidding or negotiating for contracts, Schuff must make estimates of the amounts these third parties will charge for their services, equipment and materials. If the amount Schuff is required to pay for third-party goods and services in an effort to meet its contractual obligations exceeds the amount it has estimated, Schuff could experience project losses or a reduction in estimated profit.

Any increase in the price of, or change in supply and demand for, the steel and steel components that Schuff utilizes to complete projects could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

The prices of the steel and steel components that Schuff utilizes in the course of completing projects are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. Although Schuff may attempt to pass on certain of these increased costs to its customers, it may not be able to pass all of these cost increases on to its customers. As a result, Schuff’s margins may be adversely impacted by such cost increases.

Schuff’s dependence on suppliers of steel and steel components makes it vulnerable to a disruption in the supply of its products.

Schuff purchases a majority of the steel and steel components utilized in the course of completing projects from several domestic and foreign steel producers and suppliers. Although Schuff has long-standing relationships with many of its suppliers, it generally does not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on Schuff’s results of operations or financial condition:

•	its ability to identify and develop relationships with qualified suppliers;
•	the terms and conditions upon which it purchases products from its suppliers, including applicable exchange rates, transport costs and other costs, its suppliers’ willingness to extend credit to it to finance its inventory purchases and other factors beyond its control;
•	financial condition of its suppliers;
•	political instability in the countries in which its suppliers are located;
•	its ability to import products;
•	its suppliers’ noncompliance with applicable laws, trade restrictions and tariffs;
•	its inability to find replacement suppliers in the event of a deterioration of the relationship with current suppliers; or
•	its suppliers’ ability to manufacture and deliver products according to its standards of quality on a timely and efficient basis.

Intense competition in the markets Schuff serves could reduce Schuff’s market share and earnings.

The principal geographic and product markets Schuff serves are highly competitive, and this intense competition is expected to continue. Schuff competes with other contractors for commercial, industrial and specialty projects on a local, regional, or national basis. Continued service within these markets requires substantial resources and capital investment in equipment, technology and skilled personnel, and certain of Schuff’s competitors have financial and operating resources greater than Schuff. Competition also places downward pressure on Schuff’s contract prices and margins. Among the principal competitive factors within the industry are price, timeliness of completion of projects, quality, reputation, and the desire of customers to utilize specific contractors with whom they have favorable relationships and prior experience. While Schuff believes that it maintains a competitive advantage with respect to these factors, failure to continue to do so or to meet other competitive challenges could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff’s customers’ ability to receive the applicable regulatory and environmental approvals for projects and the timeliness of those approvals could adversely affect Schuff’s business.

The regulatory permitting process for Schuff’s projects requires significant investments of time and money by Schuff’s customers and sometimes by Schuff. There are no assurances that Schuff’s customers or Schuff will obtain the necessary permits for these projects. Applications for permits may be opposed by governmental entities, individuals or special interest groups, resulting in delays and possible non-issuance of the permits.

Schuff’s failure to obtain or maintain required licenses may adversely affect its business.

Schuff is subject to licensure and hold licenses in each of the states in the United States in which it operates and in certain local jurisdictions within such states. While we believe that Schuff is in material compliance with all contractor licensing requirements in the various jurisdictions in which it operates, the failure to obtain, loss of or revocation of any license or the limitation on any of Schuff’s primary services thereunder in any jurisdiction in which it conducts substantial operations could prevent Schuff from conducting further operations in such jurisdiction and have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Volatility in equity and credit markets could adversely impact Schuff due to its impact on the availability of funding for Schuff’s customers, suppliers and subcontractors.

Some of Schuff’s ultimate customers, suppliers and subcontractors have traditionally accessed commercial financing and capital markets to fund their operations, and the availability of funding from those sources could be adversely impacted by volatile equity or credit markets. The unavailability of financing could lead to the delay or cancellation of projects or the inability of such parties to pay Schuff or provide needed products or services and thereby have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff’s business may be adversely affected by bonding and letter of credit capacity.

Certain of Schuff’s projects require the support of bid and performance surety bonds or letters of credit. A restriction, reduction, or termination of Schuff’s surety bond agreements or letter of credit facilities could limit its ability to bid on new project opportunities, thereby limiting new awards, or perform under existing awards.

Schuff is vulnerable to significant fluctuations in its liquidity that may vary substantially over time.

Schuff’s operations could require the utilization of large sums of working capital, sometimes on short notice and sometimes without assurance of recovery of the expenditures. Circumstances or events that could create large cash outflows include losses resulting from fixed-price contracts, environmental liabilities, litigation risks, contract initiation or completion delays, customer payment problems, professional and product liability claims and other unexpected costs. Although Schuff’s facilities provide it with a source of liquidity, there is no guarantee that such facilities will be sufficient to meet Schuff’s liquidity needs or that Schuff will be able to maintain such facilities or obtain any other sources of liquidity on attractive terms, or at all.

Schuff’s projects expose it to potential professional liability, product liability, warranty and other claims.

Schuff’s operations are subject to the usual hazards inherent in providing engineering and construction services for the construction of often large commercial industrial facilities, such as the risk of accidents, fires and explosions. These hazards can cause personal injury and loss of life, business interruptions, property damage and pollution and environmental damage. Schuff may be subject to claims as a result of these hazards. In addition, the failure of any of Schuff’s products to conform to customer specifications could result in warranty claims against it for significant replacement or rework costs, which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Although Schuff generally does not accept liability for consequential damages in its contracts, should it be determined liable, it may not be covered by insurance or, if covered, the dollar amount of these liabilities may exceed applicable policy limits. Any catastrophic occurrence in excess of insurance limits at project sites involving Schuff’s products and services could result in significant professional liability, product liability, warranty or other claims against Schuff. Any damages not covered by insurance, in excess of insurance limits or, if covered by insurance, subject to a high deductible, could result in a significant loss for Schuff, which may reduce its profits and cash available for operations. These claims could also make it difficult for Schuff to obtain adequate insurance coverage in the future at a reasonable cost.

Additionally, customers or subcontractors that have agreed to indemnify Schuff against such losses may refuse or be unable to pay Schuff.

Schuff may experience increased costs and decreased cash flow due to compliance with environmental laws and regulations, liability for contamination of the environment or related personal injuries.

Schuff is subject to environmental laws and regulations, including those concerning emissions into the air, discharge into waterways, generation, storage, handling, treatment and disposal of waste materials and health and safety.

Schuff’s fabrication business often involves working around and with volatile, toxic and hazardous substances and other highly regulated pollutants, substances or wastes, for which the improper characterization, handling or disposal could constitute violations of U.S. federal, state or local laws and regulations and laws of other countries, and result in criminal and civil liabilities. Environmental laws and regulations generally impose limitations and standards for certain pollutants or waste materials and require Schuff to obtain permits and comply with various other requirements. Governmental authorities may seek to impose fines and penalties on Schuff, or revoke or deny issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Schuff is also exposed to potential liability for personal injury or property damage caused by any release, spill, exposure or other accident involving such pollutants, substances or wastes. In connection with the historical operation of our facilities, substances which currently are or might be considered hazardous may have been used or disposed of at some sites in a manner that may require us to make expenditures for remediation.

The environmental, health and safety laws and regulations to which Schuff is subject are constantly changing, and it is impossible to predict the impact of such laws and regulations on Schuff in the future. We cannot ensure that Schuff’s operations will continue to comply with future laws and regulations or that these laws and regulations will not cause Schuff to incur significant costs or adopt more costly methods of operation. Additionally, the adoption and implementation of any new regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, Schuff’s customers’ equipment and operations could significantly impact demand for Schuff’s services, particularly among its customers for industrial facilities.

Any expenditures in connection with compliance or remediation efforts or significant reductions in demand for Schuff’s services as a result of the adoption of environmental proposals could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff is and will likely continue to be involved in litigation that could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff has been and may be, from time to time, named as a defendant in legal actions claiming damages in connection with fabrication and other products and services Schuff provides and other matters. These are typically claims that arise in the normal course of business, including employment-related claims and contractual disputes or claims for personal injury or property damage which occur in connection with services performed relating to project or construction sites. Contractual disputes normally involve claims relating to the timely completion of projects or other issues concerning fabrication and other products and services Schuff provides. While we do not believe that any of Schuff’s pending contractual, employment-related personal injury or property damage claims and disputes will have a material effect on Schuff’s future results of operations, cash flows or financial condition, there can be no assurance that this will be the case.

Work stoppages, union negotiations and other labor problems could adversely affect Schuff’s business.

A portion of Schuff’s employees are represented by labor unions. A lengthy strike or other work stoppage at any of its facilities could have a material adverse effect on Schuff’s business. There is inherent risk that ongoing or future negotiations relating to collective bargaining agreements or union representation may not be favorable to Schuff. From time to time, Schuff also has experienced attempts to unionize its non-union facilities. Such efforts can often disrupt or delay work and present risk of labor unrest.

Schuff’s employees work on projects that are inherently dangerous, and a failure to maintain a safe work site could result in significant losses.

Safety is a primary focus of Schuff’s business and is critical to all of its employees and customers, as well as its reputation. However, Schuff often works on large-scale and complex projects, frequently in geographically remote locations. Such involvement often places Schuff’s employees and others near large equipment, dangerous processes or highly regulated materials. If Schuff or other parties fail to implement appropriate safety procedures for which they are responsible or if such procedures fail, Schuff’s employees or others may suffer injuries. In addition to being subject to state and federal regulations concerning health and safety, many of Schuff’s customers require that it meet certain safety criteria to be eligible to bid on contracts, and some of Schuff’s contract fees or profits are subject to satisfying safety criteria. Unsafe work conditions also have the potential of increasing employee turnover, project costs and operating costs. Although Schuff has adopted important safety policies that are administered and enforced by functional groups whose primary purpose is to implement effective health, safety and environmental procedures, the failure to comply with such policies, customer contracts or applicable regulations could subject Schuff to losses and liability.

Risks Related to GMSL

GMSL may be unable to maintain or replace its vessels as they age.

As of December 31, 2014, the average age of the vessels operated by GMSL was approximately 22 years The expense of maintaining, repairing and upgrading GMSL’s vessels typically increases with age, and after a period of time the cost necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that GMSL will be able to maintain its fleet by extending the economic life of its existing vessels, or that its financial resources will be sufficient to enable it to make the expenditures necessary for these purposes. In addition, the supply of second-hand replacement vessels is relatively limited and the costs associated with acquiring a newly constructed vessel are high. In the event that GMSL was to lose the use of any of its vessels for a sustained period of time, its financial performance would be adversely affected.

The operation and leasing of seagoing vessels entails the possibility of marine disasters including damage or destruction of vessels due to accident, the loss of vessels due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage GMSL’s business reputation, which may in turn lead to loss of business.

The operation of seagoing vessels entails certain inherent risks that may adversely affect GMSL’s business and reputation, including:

•	damage or destruction of a vessel due to marine disaster such as a collision or grounding;
•	the loss of a vessel due to piracy and terrorism;
•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;
•	environmental accidents as a result of the foregoing; and
•	business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could substantially increase GMSL’s operating costs, as for example, the cost of substituting or replacing a vessel, or lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of GMSL’s vessels in a disaster or delays in delivery or damages or loss of cargo may harm its reputation as a safe and reliable vessel operator and cause it to lose business.

GMSL’s operations are subject to complex laws and regulations, including environmental laws and regulations that result in substantial costs and other risks.

GMSL does significant business with clients in the oil and natural gas industry, which is extensively regulated by U.S. federal, state, tribal, and local authorities, and corresponding foreign governmental authorities. Legislation and regulations affecting the oil and natural gas industry are under constant review for amendment or expansion, raising the possibility of changes that may become more stringent and, as a result, may affect, among other things, the pricing or marketing of crude oil and natural gas production. Noncompliance with statutes and regulations and more vigorous enforcement of such statutes and regulations by regulatory agencies may lead to substantial administrative, civil, and criminal penalties, including the assessment of natural resource damages, the imposition of significant investigatory and remedial obligations, and may also result in the suspension or termination of our operations.

Litigation, enforcement actions, fines or penalties could adversely impact GMSL’s financial condition or results of operations and damage its reputation.

GMSL’s business is subject to various international laws and regulations that could lead to enforcement actions, fines, civil or criminal penalties or the assertion of litigation claims and damages. In addition, improper conduct by GMSL’s employees or agents could damage its reputation and lead to litigation or legal proceedings that could result in significant awards or settlements to plaintiffs and civil or criminal penalties, including substantial monetary fines. Such events could lead to an adverse impact on GMSL’s financial condition or results of operations, if not mitigated by its insurance coverage.

As a result of any ship or other incidents, litigation claims, enforcement actions and regulatory actions and investigations, including, but not limited to, those arising from personal injury, loss of life, loss of or damage to personal property, business interruption losses or environmental damage to any affected coastal waters and the surrounding area, may be asserted or brought against various parties including GMSL. The time and attention of GMSL’s management may also be diverted in defending such claims, actions and investigations. GMSL may also incur costs both in defending against any claims, actions and investigations and for any judgments, fines or civil or criminal penalties if such claims, actions or investigations are adversely determined and not covered by its insurance policies.

Currency exchange rate fluctuations may negatively affect GMSL’s operating results.

The exchange rates between the US dollar, the Singapore dollar and the GBP have fluctuated in recent periods and may fluctuate substantially in the future. Accordingly, any material fluctuation of the exchange rate of the GBP against the US dollar and Singapore dollar could have a negative impact on GMSL’s results of operations and financial condition.

There are risks inherent in foreign joint ventures and investments, such as adverse changes in currency values and foreign regulations.

The joint ventures in which GMSL has operating activities or interests that are located outside the United States are subject to certain risks related to the indirect ownership and development of, or investment in, foreign subsidiaries, including government expropriation and nationalization, adverse changes in currency values and foreign exchange controls, foreign taxes, U.S. taxes on the repatriation of funds to the United States, and other laws and regulations, any of which may have a material adverse effect on GMSL’s investments, financial condition, results of operations, or cash flows.

GMSL derives a significant amount of its revenues from sales to customers in non-U.S. countries, which pose additional risks including economic, political and other uncertainties.

GMSL’s non-U.S. sales are significant in relation to consolidated sales. GMSL believes that non-U.S. sales will remain a significant percentage of its revenue. In addition, sales of its products to customers operating in foreign countries that experience political/economic instability or armed conflict could result in difficulties in delivering and installing complete seismic energy source systems within those geographic areas and receiving payment from these customers. Furthermore, restrictions under the FCPA, the Bribery Act, or similar legislation in other countries, or trade embargoes or similar restrictions imposed by the United States or other countries, could limit GMSL’s ability to do business in certain foreign countries. These factors could materially adversely affect GMSL’s results of operations and financial condition.

Further deterioration of economic opportunities in the oil and gas sector could adversely affect the financial growth of GMSL.

The oil and gas market has experienced an exceptional upheaval since early 2014 with the price of oil falling dramatically and this economic weakness could continue into the foreseeable future. Oil prices can be very volatile and are subject to international supply and demand, political developments, increased supply from new sources and the influence of OPEC in particular. The major operators are reviewing their overall capital spending and this trend is likely to reduce the size and number of projects carried out in the medium term as the project viability comes under greater scrutiny. Ongoing concerns about the systemic impact of lower oil prices and the continued uncertainty of possible reductions in long term capital expenditure could have a material adverse effect on the planned growth of GMSL and eventually curtail the anticipated cash flow and results from operations.

Risks Related to our ICS Operations

Our ICS business is substantially smaller than some of our major competitors, whose marketing and pricing decisions, and relative size advantage could adversely affect our ability to attract and to retain customers. These major competitors are likely to continue to cause significant pricing pressures that could adversely affect ICS’s net revenues, results of operations and financial condition.

The carrier services telecommunications industry is significantly influenced by the marketing and pricing decisions of the larger business participants. ICS faces competition for its voice trading services from telecommunication services providers’ traditional processes and new companies. Once telecommunication services providers have established business relationships with competitors to ICS, it could be extremely difficult to convince them to utilize our services. These competitors may be able to develop services or processes that are superior to ICS’s services or processes, or that achieve greater industry acceptance.

Many of our competitors are significantly larger than us and have substantially greater financial, technical and marketing resources, larger networks, a broader portfolio of service offerings, greater control over network and transmission lines, stronger name recognition and customer loyalty and long-standing relationships with our target customers. As a result, our ability to attract and retain customers may be adversely affected. Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. While growth through acquisitions is a possible strategy for ICS, there are no guarantees that any acquisitions will occur, nor are there any assurances that any acquisitions by ICS would improve the financial results of its business.

Any failure of ICS’s physical infrastructure, including undetected defects in technology, could lead to significant costs and disruptions that could reduce its revenue and harm its business reputation and financial results.

ICS depends on providing customers with highly reliable service. ICS must protect its infrastructure and any collocated equipment from numerous factors, including:

•	human error;
•	physical or electronic security breaches;
•	fire, earthquake, flood and other natural disasters;
•	water damage;
•	power loss; and
•	terrorism, sabotage and vandalism.

Problems at one or more of ICS’s exchange delivery points, whether or not within ICS’s control, could result in service interruptions or significant equipment damage. Any loss of services, equipment damage or inability to terminate voice calls or supply Internet capacity could reduce the confidence of the members and customers and could consequently impair ICS’s ability to obtain and retain customers, which would adversely affect both ICS’s ability to generate revenues and its operating results.

ICS’s positioning in the marketplace and intense domestic and international competition in these services places a significant strain on our resources, which if not managed effectively could result in operational inefficiencies and other difficulties.

To manage ICS’s market positioning effectively, we must continue to implement and improve its operational and financial systems and controls, invest in critical network infrastructure to expand its coverage and capacity, maintain or improve its service quality levels, purchase and utilize other transmission facilities, evolve its support and billing systems and train and manage its employee base. If we inaccurately forecast the movement of traffic onto ICS’s network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. As we proceed with the development of our ICS business, operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, support, sales and marketing, administrative resources, network infrastructure, maintenance and upgrading. For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required.

If ICS is not able to operate a cost-effective network, we may not be able to grow our ICS business successfully.

Our ICS business’ long-term success depends on our ability to design, implement, operate, manage, maintain and upgrade a reliable and cost-effective network infrastructure. In addition, we rely on third-party equipment and service vendors to expand and manage ICS’s global network through which it provides its services. If we fail to generate additional traffic on ICS’s network, if we experience technical or logistical impediments to the development of necessary aspects of ICS’s network or the migration of traffic and customers onto ICS’s network, or if we experience difficulties with third-party providers, we may not achieve desired economies of scale or otherwise be successful in growing our ICS business.

Risks Related to Our Liquidity Needs and Securities

We are a holding company and our only material assets are our equity interests in our operating subsidiaries and our other investments. As a result, our principal source of revenue and cash flow is distributions from our subsidiaries and our subsidiaries may be limited by law and by contract in making distributions to us.

As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries and other investments. As of June 30, 2015, we had $35.2 million in cash, cash equivalents and short-term investments at the corporate level at HC2.

Our principal source of revenue and cash flow is distributions from our subsidiaries. Thus, our ability to service our debt and to finance future acquisitions is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are and will be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, our ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business, could be materially limited.

In order to satisfy the requirements of Section 226 of the Pensions Act of 2004 (UK), GMSL is a party to the Global Marine Pension Plan Recovery Plan, dated as of March 28, 2014 (the “Recovery Plan”). The Recovery Plan addresses GMSL’s pension funding shortfall, which was approximately GBP 22 million as of June 30, 2015, by requiring GMSL to make certain scheduled fixed monthly contributions, certain variable annual profit-related contributions and certain variable dividend-related contributions to the pension plan. The variable dividend-related contributions require GMSL to pay cash contributions to the underfunded pension plan equal to 50% of any dividend payments made to its shareholder, which reduces the amount of cash available for GMSL to make upstream payments to us.

The Recovery Plan provides for the funding shortfall to be eliminated on or before June 30, 2021. However the UK plan must be valued on a triennial basis and all valuations are dependent upon the prevailing market conditions and the actuarial methods and assumptions used as well as the expected pension liabilities at the valuation date. There are various risks which could adversely affect the next valuation of the UK pension plan and consequently the obligations of GMSL to fund the plan, such as a significant adverse change in the market value of the pension plan assets, an increase in pension liabilities, longer life expectancy of plan members, a change in the discount rate or inflation rate used by the actuary or if the trustees of the plan recommend a material change to the investment strategy. Any increase in the deficit may result in a need for GMSL to increase its pension contributions which would reduce the amount of cash available for GMSL to make upstream dividend payments to us. While we expect the trustees of the pension plan to renegotiate the Recovery Plan on at least a triennial basis from March 31, 2014 or dispense with the Recovery Plan if and when the funding shortfall has been eliminated, we can make no assurances in relation to this.

Under the UK Pensions Act 2004, the Pensions Regulator may issue a contribution notice to us or any employer in the UK pension plan or any person who is connected with or is an associate of any such employer where the Pensions Regulator is of the opinion that the relevant person has been a party to an act, or a deliberate failure to act, which had as its main purpose (or one of its main purposes) the avoidance of pension liabilities. Under the

UK Pensions Act 2008, the Pension Regulator has the power to issue a contribution notice to any such person where the Pensions Regulator is of the opinion that the relevant person has been a party to an act, or a deliberate failure to act, which has a materially detrimental effect on pension plans without sufficient mitigation having been provided. If the Pensions Regulator considers that any of the employers participating in the UK pension plan are “insufficiently resourced” or a “service company,” it may impose a financial support direction requiring us or any person associated or connected with that employer to put in place financial support.

The Pensions Regulator can only issue a contribution notice or financial support direction where it believes it is reasonable to do so. The terms “associate” and “connected person,” which are taken from the UK Insolvency Act 1986, are widely defined and cover among others GMSL, its subsidiaries and others deemed to be shadow directors. Liabilities imposed under a contribution notice or financial support direction may be up to the difference between the value of the assets of the plan and the cost of buying out the benefits of members and other beneficiaries. If GMSL or its connected or associated parties are the recipient of a contribution notice or financial support direction this could have an effect on our cash flow.

In practice, the risk of a contribution notice being imposed may restrict our ability to restructure or undertake certain corporate activities relating to GMSL without first seeking agreement of the trustees of the UK pension plan and, possibly, the approval of the Pensions Regulator. Additional security may also need to be provided to the trustees before certain corporate activities can be undertaken (such as the payment of an unusual dividend from GMSL) and any additional funding required by the UK pension plan may have an adverse effect on our financial condition and the results of our operations.

In addition, GMSL and Schuff are each party to credit agreements that include certain financial covenants that can reduce or otherwise limit the amount of cash available to make upstream dividend payments to us. GMSL’s term loan with DVB Bank (the “GMSL Facility”) requires GMSL to maintain minimum liquidity of GBP 6.0 million until maturity on July 23, 2018. If GMSL does not meet these minimum liquidity requirements, it will not be able to make upstream dividend payments to us until such minimum liquidity requirements are met.

Schuff’s Credit and Security Agreement (the “Schuff Facility”) with Wells Fargo Credit, Inc. (“Wells Fargo”) allows dividends to be paid to Schuff shareholders up to four times a year, subject to the following conditions: (a) the consent of Wells Fargo Credit, Inc., which is the Schuff Facility lender (which consent shall not be unreasonably withheld); (b) maintenance of a fixed charge coverage ratio of 1.20 to 1; (c) a minimum excess availability under the Schuff Facility of $10 million before and after the payment of a dividend and (d) Schuff not being in default under the Schuff Facility at the time of the dividend payment. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” in our 10-K dated March 16, 2015, which is incorporated by reference in this prospectus supplement and accompanying prospectus.

Furthermore, the Insurance Companies Acquisitions and the development of our CIG business may impact our cash flows. As of the date of this prospectus supplement, we currently estimate that the Closing Purchase Price (as defined herein) will be between approximately $12.5 million and $17.5 million. However, the Closing Purchase Price, the number of shares to be issued (if any), and the amount of cash to be paid, in connection with Insurance Companies Acquisitions has not been finalized and will be determined only immediately prior to the closing. See “Use of Proceeds”. In addition to the Closing Purchase Price, the Company agreed to contribute to the Insurance Companies, $13 million in cash or assets (the “Reserve Release Amount”). We expect to pay a portion of this Reserve Release Amount by the end of 2015. We have also agreed to pay to the Sellers, on an annual basis with respect to the years 2015 through 2019, the amount, if any, by which the Insurance Companies’ cash flow testing and premium deficiency reserves decrease from the amount of such reserves as of December 31, 2014, up to the Reserve Release Amount.

In addition, we have also agreed to contribute to the Insurance Companies an additional amount in cash or assets as required to offset the impact on the Insurance Companies’ statutory capital and surplus of the election to be made by Buyer and Sellers pursuant to Section 338(h)(10) of the Code in connection with the transaction, if and to the extent required by insurance regulatory authorities and subject to an aggregate cap of $22 million.

Apart from the requirements discussed above, we will not be required to provide capital contributions to CIG’s insurance subsidiaries following the completion of the Insurance Companies Acquisitions, however, we, in our discretion, may make additional capital contributions to support CIG.

We have significant indebtedness and other financing arrangements and could incur additional indebtedness and other obligations, which could adversely affect our business and financial condition.

We have a significant amount of indebtedness and Preferred Stock. As of June 30, 2015, our total outstanding indebtedness was $387.1 million and the accrued value of Preferred Stock was $53.0 million.

We may not generate enough cash flow to satisfy our obligations under such indebtedness and other arrangements.

Additional risks relating to our indebtedness and other financing arrangements include:

•	our 11% Notes are secured by substantially all of HC2’s assets and those of certain of HC2’s subsidiaries that have guaranteed the 11% Notes, including certain equity interests in our other subsidiaries and other investments, as well as certain intellectual property and trademarks, and those assets cannot be pledged to secure other financings;
•	certain assets of our subsidiaries are pledged to secure their indebtedness, and those assets cannot be pledged to secure other financings;
•	increased vulnerability to general adverse economic and industry conditions;
•	higher interest expense if interest rates increase on our floating rate borrowings and our hedging strategies are not effective to mitigate the effects of these increases;
•	our having to divert a significant portion of our cash flow from operations to payments on our indebtedness and other arrangements, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;
•	limiting our ability to obtain additional financing, on terms we find acceptable, if needed, for working capital, capital expenditures, expansion plans and other investments, which may limit our ability to implement our business strategy;
•	limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate or to take advantage of market opportunities; and
•	placing us at a competitive disadvantage compared to our competitors that have less debt and other outstanding obligations.

In addition, it is possible that we may need to incur additional indebtedness or enter into additional financing arrangements in the future in the ordinary course of business. The terms of the 11% Notes Indenture and our other financing arrangements allow us to incur additional debt and issue additional shares of preferred stock, subject to certain limitations. If additional indebtedness is incurred or equity is issued, the risks described above could intensify. In addition, our inability to maintain certain leverage ratios could result in acceleration of a portion of our debt obligations and could cause us to be in default if we are unable to repay the accelerated obligations.

To service our indebtedness and other obligations, we will require a significant amount of cash.

Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations, including those under (a) the 11% Notes Indenture governing the 11% Notes, (b) the Schuff Facility and (c) the GMSL Facility, as well as the obligations with respect to our (i) 30,000 shares of Series A Preferred Stock issued on May 29, 2014, (ii) 11,000 shares of Series A-1 Preferred Stock issued on September 22, 2014 (of which 1,000 shares have been converted into common stock as of June 30, 2015), and (iii) 14,000 shares of Series A-2 Preferred Stock (together with the Series A Preferred Stock and Series A-1 Preferred Stock, the “Preferred Stock”) issued on January 5, 2015, each of which is governed by a certificate of designation forming a part of HC2’s Certificate of Incorporation (collectively, the “Certificates of Designation”), could harm our business, financial condition and results of operations. Our ability to make payments on and to refinance our indebtedness and Preferred Stock and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or make mandatory redemption payments with respect to the Preferred Stock, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness or redeem the Preferred Stock, on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations.

In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness or redeem the Preferred Stock will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt or financings related to the redemption of our Preferred Stock could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments or preferred stock may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness or dividend payments on our Preferred Stock would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness or otherwise raise capital on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service and other obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations.

The agreements governing our indebtedness and Preferred Stock, including the 11% Notes Indenture, the Schuff Facility and the GMSL Facility, as well as the Certificates of Designation with respect to our Preferred Stock, contain various covenants that may limit our discretion in the operation of our business and/or require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness and Preferred Stock, including the 11% Notes Indenture, the Schuff Facility and the GMSL Facility, as well as the Certificates of Designation with respect to the Preferred Stock, contain, and any of our other future financing agreements may contain, covenants imposing operating and financial restrictions on our businesses.

The 11% Notes Indenture contains various covenants, including those that restrict our ability to, among other things:

•	incur liens on our property, assets and revenue;
•	borrow money, and guarantee or provide other support for the indebtedness of third parties;
•	redeem or repurchase, our capital stock;
•	prepay, redeem or repurchase, certain of our indebtedness, including our Preferred Stock;
•	enter into certain change of control transactions;
•	make investments in entities that we do not control, including joint ventures;
•	enter into certain asset sale transactions, including divestiture of certain company assets and divestiture of capital stock of wholly-owned subsidiaries;
•	enter into certain transactions with affiliates;
•	enter into secured financing arrangements; and
•	enter into sale and leaseback transactions.

The Schuff Facility and the GMSL Facility contain similar covenants applicable to Schuff and GMSL, respectively. These covenants may limit our ability to effectively operate our businesses. In addition, the 11% Notes Indenture requires that we meet certain financial tests, including a collateral coverage ratio and minimum liquidity test. Our ability to satisfy these tests may be affected by factors and events beyond our control, and we may be unable to meet such tests in the future.

Any failure to comply with the restrictions in the 11% Notes Indenture, or any agreement governing other indebtedness we could incur, may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. If any of these risks were to occur, our business and operations could be materially and adversely affected.

The Certificates of Designation provide the holders of our Preferred Stock with consent and voting rights with respect to certain of the matters referred to above, in addition to certain corporate governance rights and the rights to participate in certain of our financing transactions, including certain private placements. These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our business and operations.

We may issue additional shares of common stock or preferred stock, which could dilute the interests of our stockholders and present other risks.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), authorizes the issuance of up to 80,000,000 shares of common stock and 20,000,000 shares of preferred stock.

As of September 30, 2015, HC2 has 25,592,356 shares of its common stock issued and outstanding, and 54,000 shares of Preferred Stock issued and outstanding. However, the Certificate of Incorporation authorizes our Board of Directors to, from time to time, subject to limitations prescribed by law and any consent rights granted to holders of outstanding shares of Preferred Stock, to issue additional shares of preferred stock having rights that are senior to those afforded to the holders of our common stock. We also have reserved shares of common stock for issuance pursuant to our broad-based equity incentive plans, upon exercise of stock options and other equity-based awards granted thereunder, and pursuant to other equity compensation arrangements.

We may issue shares of common stock or additional shares of preferred stock to raise additional capital, to complete a business combination or other acquisition, to capitalize new businesses or new or existing businesses of our operating subsidiaries or pursuant to other employee incentive plans, any of which could dilute the interests of our stockholders and present other risks.

The issuance of additional shares of common stock or preferred stock may, among other things:

•	significantly dilute the equity interest and voting power of all other stockholders;
•	subordinate the rights of holders of our outstanding common stock and/or Preferred Stock if preferred stock is issued with rights senior to those afforded to holders of our common stock and/or Preferred Stock;
•	trigger an adjustment to the price at which all or a portion of our outstanding Preferred Stock converts into our common stock, if such stock is issued at a price lower than the then-applicable conversion price;
•	entitle our existing holders of Preferred Stock to purchase a portion of such issuance to maintain their ownership percentage, subject to certain exceptions;
•	entitle Philip Falcone to purchase additional shares of our common stock pursuant to the terms of his existing option agreement;
•	call for us to make dividend or other payments not available to the holders of our common stock; and
•	cause a change in control of our company if a substantial number of shares of our common stock is issued and/or if additional shares of preferred stock having substantial voting rights are issued.

The issuance of additional shares of common stock or preferred stock, or perceptions in the market that such issuances could occur, may also adversely affect the prevailing market price of our outstanding common stock and impair our ability to raise capital through the sale of additional equity securities.

Future sales of substantial amounts of our common stock by holders of our Preferred Stock or other significant stockholders may adversely affect the market price of our common stock.

As of September 30, 2015, the holders of our outstanding Preferred Stock had certain rights to convert their Preferred Stock into an aggregate amount of 11,207,021 shares of our common stock.

Pursuant to a second amended and restated registration rights agreement (the “Registration Rights Agreement”) entered into in connection with the issuance of the Preferred Stock, we have granted registration rights to the purchasers of our Preferred Stock and certain of their transferees with respect to HC2 common stock held by them and common stock underlying the Preferred Stock. This Registration Rights Agreement allows these holders, subject to certain conditions, to require us to register the sale of their shares under the federal securities laws, and a shelf registration statement is currently effective with respect to the resale of such shares. Furthermore, the shares of our common stock held by these holders, as well as other significant stockholders, may be sold into the public market under Rule 144 of the Securities Act of 1933, as amended.

Future sales of substantial amounts of our common stock into the public market, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Changes in credit ratings issued by nationally recognized statistical ratings organizations could adversely affect our cost of financing and the market price of our securities.

Credit rating agencies rate our debt securities and other instruments on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or other instruments or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities.

Price fluctuations in our common stock could result from general market and economic conditions and a variety of other factors.

The trading price of our common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control, including:

•	actual or anticipated fluctuations in our results of operations and the performance of our competitors;
•	reaction of the market to our announcement of any future acquisitions or investments;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	changes in general economic conditions; and
•	actions of our equity investors, including sales of our common stock by significant shareholders.